                                                               EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES<F1>

                                                       Three Months Ended
                                                          December 31,
                                                      ---------------------
                                                       1995           1994
                                                      ------         ------
                                                      (Dollars in Millions)
Consolidated income
   before income taxes......................            $ 68           $ 73
                                                        ----           ----
Fixed charges:
   Interest.................................             193            161
   Portion of rent expense
      representative of the
      interest factor
      (deemed to be
      one-third)............................               1              1
                                                        ----           ----

Total fixed charges.........................             194            162
                                                        ----           ----
Earnings available
   for fixed charges........................            $262           $235
                                                        ====           ====

Ratio of earnings to
   fixed charges<F2>........................            1.35           1.45
                                                        ====           ====

-----------------

<F1>  TMCC  did not receive  any financial support  from TMS during  the three months ended December 31, 1995 and 1994.
<F2>  In March 1987,  TMCC guaranteed  payments of principal  and interest  on
      $58 million principal amount of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of
      December 31, 1995, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges.